Exhibit 99.2

Press Release

Contact:            Jeanne Leonard/Liberty Property Trust       610/648-1704

LIBERTY PROPERTY TRUST TO COMMENCE DEVELOPMENT OF
A NEW OFFICE TOWER IN PHILADELPHIA

One Pennsylvania Plaza project now to be called Comcast Center,
Construction to begin in mid-January

MALVERN, PA (January 3, 2005) — Liberty Property Trust (NYSE:LRY) today announced that development of a spectacular new headquarters for Comcast Corporation will commence in mid-January.

Comcast Center will be a 1.2 million square foot, 57-story office tower ideally situated atop the major commuter rail station at 17th Street and JFK Boulevard in Center City Philadelphia. The $435 million project will rise 975 feet, and will redefine the Philadelphia skyline. The project will also feature a half-acre public plaza, and a dramatic new entrance to Suburban Station. The building will be available for occupancy beginning in the fall of 2007.

Comcast has signed a 15 1/2 year lease, and will initially occupy 534,000 square feet, or approximately 44% of the building’s rentable office space. Comcast will also have the ability to request the construction of a second, 250,000 square foot office building on the site.

“This project represents an exciting addition to the City of Philadelphia,” said Bill Hankowsky, Liberty’s chairman and chief executive officer. “Comcast Center will be one of the most environmentally-advanced office towers in the United States, a state-of-the art commercial office building that takes advantage of existing business infrastructure and makes use of a city block that has been largely abandoned and undeveloped for more than 20 years.”

Mr. Hankowsky continued, “When we announced our intention to develop this site four years ago, the project we were then calling One Pennsylvania Plaza was based on our belief that Philadelphia’s corporate citizens would embrace a truly unique new office product. In Comcast we found a management team with true vision, and the combination of that vision and Liberty’s development expertise has created a stunning new project in Comcast Center. Along the way, many have helped share this vision. We would particularly like to thank the leadership of the City of Philadelphia for the support given the project from the very beginning, and the Commonwealth of Pennsylvania, which has supported the project financially with a $30 million grant for public-area improvements.”

Office Tower Development

Added Brian Roberts, Comcast Corporation’s chairman and chief executive officer: “I’d like to thank Liberty for their superb planning of Comcast Center. Liberty has been a terrific partner and demonstrated a thorough understanding of Comcast’s business goals and future growth potential. The new Comcast Center will reshape Philadelphia’s 21st Century skyline and become a landmark for the City.”

About the Company

Liberty Property Trust (NYSE:LRY) is a leading real estate company dedicated to enhancing people’s lives through extraordinary work environments. Liberty’s 61 million square foot portfolio of office and industrial properties offers exceptional locations, flexible design, thoughtful amenities, superior service, and state-of-the-art technology to the company’s 2,100 tenants. Liberty increases the value of this portfolio through expert property management, marketing and development.

The statements contained in this press release may include forward-looking statements within the meaning of the federal securities law. Although Liberty believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. These factors include, without limitation, the uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to our ability to maintain and increase property occupancy and rental rates, the financial condition of tenants, the uncertainties of real estate development and construction activity, the costs and availability of financing, the effects of local economic and market conditions, regulatory changes, potential liability relative to environmental matters and other risks and uncertainties detailed in the company’s filings with the Securities and Exchange Commission. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

###

Office Tower Development